Exhibit 10.7

SYMBION, INC.

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN AND

SUMMARY PLAN DESCRIPTION

Amended and Restated March 1, 2006

SYMBION, INC.

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN AND

SUMMARY PLAN DESCRIPTION

INTRODUCTION

This Plan document was adopted effective December 11, 1997, and revised effective May 11, 2000 to reflect that UniPhy Healthcare, Inc. changed its name to Symbion, Inc. The Plan has been amended from time to time and was amended and restated effective March 1, 2006. This document is a summary of your benefits, rights and obligations under the Symbion, Inc. Executive Change in Control Severance Plan (the “Plan”). This document is intended to comply with both the summary plan description and the written plan requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations issued under ERISA by the United States Department of Labor.

Symbion, Inc. (“Symbion”) may generally amend or terminate the Plan at any time prior to a “change in control” (see definitions). For that reason, all statements in this document are subject to change at any time prior to a change in control without notice.

The Plan Administrator has the discretion to interpret the provisions of the Plan and make determinations for the payment of Plan benefits. All such determinations are final, binding and conclusive.

SECTION 1.   In General

Symbion has established the Plan with the intention of providing benefits to Eligible Employees of Symbion and its Affiliates under the conditions described in this document. Plan benefits are intended to provide additional compensation to Eligible Employees whose positions are eliminated or adversely effected following a change in control of Symbion. Therefore, the amount of your benefit is calculated without regard to your actual period of unemployment following a change in control, if any.

This document constitutes the entire written Plan. Any oral or other written expressions of the Plan or related to the Plan or its subject matter are completely superseded by this document. Except for a formal written Plan amendment that is properly adopted by Symbion, or a written modification authorized under Section 9, any oral or written statements concerning the Plan shall not modify or add to this Plan document.

As is more fully explained in Section 4, severance benefits are not provided under this Plan if your employment termination is not connected with a Change in Control.

SECTION 2.   Definitions

Defined terms in the Plan are indicated by initial capitalization of the term. References to a “Section” mean a section of this Plan. Pronouns that refer to one gender include the other gender. “You” or “your” means you, an individual in the employ of Symbion.

a.             “Administrator” or “Plan Administrator” means the chief executive officer of Symbion. The Administrator may delegate any of his or her duties or authorities to a committee of the Board of Directors. The Administrator has absolute discretion to make all decisions under the Plan, including making determinations about eligibility for and the amounts of Benefits payable under the Plan and interpreting all Plan provisions. All decisions of the Administrator are final, binding and conclusive. If a Change in Control occurs, as described in Section 2.e, the Administrator shall be the individual who was the chief executive officer of Symbion immediately prior to the Change in Control.

b.             “Affiliate” means Symbion and all corporations, partnerships, trusts and other entities that are members, with Symbion, of a controlled group of corporations or a group of trades or businesses under common control under Sections 414(b) and (c) of the Internal Revenue Code.

c.             “Annual Pay” means the following items of compensation payable to an Eligible Employee immediately prior to the time of a Change in Control that gives rise to payment of Benefits to the Eligible Employee hereunder:

(1)                                  Normal monthly salary payable on regular payroll dates, as adjusted to an annualized rate.

(2)                                  Cash bonuses (including deferred bonus accruals) normally payable in the fiscal year of Symbion that includes the Change in Control, calculated by reference to (i) the bonus amount that has been determined for the fiscal year, (ii) if no bonus amount has been determined, the bonus payment plan or policy previously adopted by the board of directors of Symbion, or, (ii) if no such plan or policy has been adopted, the amount of bonuses paid in the prior fiscal year (as adjusted for increases in cost of living announced by federal government) to the Eligible Employee or to a similarly situated employee of Symbion or an Affiliate, and as enhanced for increases in the profitability of Symbion or increases in value of shareholder equity.

(3)                                  The value of noncash benefits (taxable or nontaxable) under fringe benefit arrangements of Symbion or an Affiliate normally available to the Eligible Employee, to the extent that such fringe benefits are not otherwise provided to the Eligible Employee as a Benefit pursuant to Section 4

d.             “Benefit” means the severance benefits described in Section 3.

e.             “Change in Control” means the occurrence at any time during the employment term of an Eligible Employee of any of the following events:

(1)                                  An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as that term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the company’s then outstanding voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company, or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (2) the Company or its Subsidiaries, or (3) any person in connection with a Non-Control Transaction (as hereinafter defined);

(2)                                  The individuals who, as of the date of this Agreement, are members of the Company’s Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Company’s Board of Directors; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company’s Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(3)                                  Approval by stockholders of the Company of:

(i)                                     A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a Non-Control Transaction. A “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company where:

(A)                              the stockholders of the company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their own ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

(B)                                the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation;

(ii)           A complete liquidation or dissolution of the Company; or

(iii)                               An agreement for the sale or other disposition of all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

f.              “Eligible Employee” means an Employee who satisfies the eligibility requirements of Section 4 and is identified on Exhibit A to this Plan as an Eligible Employee.

g.           “Employee” means an employee of Symbion or an Affiliate.

h.           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

i.              “Plan” means the Symbion, Inc. Executive Change in Control Severance Plan.

j.              “Successor Employer” means a person or entity that acquires all or any part of Symbion through purchase of assets, purchase of stock, trade of assets or stock, spin-off, merger or acquisition in a transaction that is a Change in Control, or a person or entity that acquires control of Symbion in any similar type of transaction.

k.             “Symbion” means Symbion, Inc., and its successors and assigns.

SECTION 3.   What Benefits Are Provided Under the Plan?

Amount of Benefits:

Only Eligible Employees who satisfy the conditions of Section 4 will be entitled to Benefits. The amount of Benefits shall be:

a.                                       Cash compensation equal to the amount of the Eligible Employee’s Annual Pay that would be paid over the period set forth on Exhibit A.

b.                                      Participation in medical, life, disability and similar benefit plans that are offered to active employees of Symbion, or its successor, for the period of set forth on Exhibit A, following termination of employment at no cost to the Eligible Employee.

Schedule of Payments:

Symbion will pay cash Benefits in a single lump sum within 30 days following termination of employment of an Eligible Employee. All other amounts will be promptly paid upon submission of receipts or other evidence of expenses eligible for reimbursement as Benefits to the chief financial officer of Symbion or his designee.

SECTION 4.   How Do I Become Eligible to Receive Benefits?

You will become entitled to Benefits under the Plan if you are an Eligible Employee and satisfy the following conditions:

a.                                       Your employment is terminated in connection with a Change in Control.

b.                                      You are not offered employment by Symbion or a Successor Employer that is substantially equivalent to or better than the position you held with Symbion immediately prior to the Change in Control, or within 12 months following a Change in Control your position is no longer substantially equivalent or better. The determination of “substantially equivalent” shall be made by the Plan Administrator on the basis of all relevant facts and circumstances, including compensation, retirement and welfare benefits, fringe benefits, level of responsibility, the similarity of duties and responsibilities as compared to the Eligible Employee’s work training and experience, and the amount of time reasonably required to perform the duties of the position. A position is not substantially equivalent unless: (i) the cash compensation offered is the same or higher than you earned immediately prior to the Change in Control, as adjusted for annual cost of living increases; (ii) deferred compensation, incentive and equity compensation, and health and welfare benefits are not, in the aggregate similar, to those provided immediately prior to the Change in Control; or (iii) the workplace to be provided is more than 50 miles from the workplace inhabited by the Eligible Employee immediately prior to the Change in Control.

Determinations of eligibility for Benefits are made by the Administrator. Any decisions as to eligibility, the availability of Benefits under the Plan or the interpretation of the Plan’s provisions shall be made by the Administrator in its sole and absolute discretion. Such decisions shall be final, binding and conclusive.

SECTION 5.   How Do I Make a Claim for Benefits?

If your Benefits are not automatically paid to you, you may file a request for Benefits in writing with the Plan Administrator and a copy to the chief executive officer.

SECTION 6.   Can I Lose My Plan Benefits?

Generally, you will not be entitled to Plan Benefits if you do not satisfy the eligibility requirements and conditions stated in Section 4. Failure to timely submit an application for benefits in writing, as specified in Section 5, will result in a loss of Plan Benefits.

You cannot lose your Benefits if following termination of employment you become employed by Symbion or an Affiliate after Benefits are paid.

SECTION 7.   What Are My Rights if My Claim for Benefits Is Denied?

If an Employee’s claim for Benefits is denied, the Administrator will furnish written notice of denial to the Employee making the claim (the “Claimant”) within 90 days of the date the claim is received, unless special circumstances require an extension of time for processing the claim. This extension will not exceed 90 days, and the Claimant must receive written notice stating the grounds for the extension and the length of the extension within the initial 90-day review period. If the Administrator does not provide written notice, the Claimant may deem the claim denied and seek review according to the appeals procedures set forth below.

The notice of denial to the Claimant shall state:

a.                                       the specific reasons for the denial,

b.                                      specific references to pertinent provisions of the Plan on which the denial was based,

c.                                       a description of any additional material or information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed, and

d.                                      a statement that the Claimant may request a review upon written application to the Administrator, review pertinent Plan documents, and submit issues and comments in writing and that any appeal that the Claimant wishes to make of the adverse determination must be in writing to the Administrator within 60 days after the Claimant receives notice of denial of Benefits.

The notice of denial of Benefits shall identify the name and address of the Administrator to which the Claimant may forward an appeal. The notice may state that failure to appeal the action to the Administrator in writing within the 60-day period will render the determination final, binding and conclusive.

If the Claimant appeals to the Administrator, the Claimant or his or her authorized representative may submit in writing whatever issues and comments he or she believes to be pertinent. The Claimant will be provided reasonable access to, and copies of, all documents relevant to the Claimant’s claim for benefits.  The Administrator shall reexamine all facts related to the appeal, including all information submitted by the Claimant, and make a final determination of whether the denial of Benefits is justified under the circumstances. The Administrator shall advise the Claimant in writing of:

(1)                                  the Administrator’s decision on appeal,

(2)                                  the specific reasons for the decision,

(3)                                  a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the Claimant’s claim for benefits, and

(4)                                  the specific provisions of the Plan on which the decision is based.

Notice of the Administrator’s decision shall be given within 60 days of the Claimant’s written request for review, unless additional time is required due to special circumstances. In no event shall the Administrator render a decision on an appeal later than 120 days after receiving a request for a review.

SECTION 8.   May I Assign My Rights Under This Plan?

No. Any attempt to assign rights under the Plan is invalid and void.

SECTION 9.   What Events Can Cause the Plan To Be Changed or Terminated?

Symbion may terminate or amend the Plan at any time prior to a Change in Control in its sole discretion. However, once a Change in Control occurs, no amendment or termination will be effective with respect to an Eligible Employee unless he or she consents to such amendment in writing after consultation with legal counsel.

In compliance with Section 402(b)(3) of ERISA, Symbion must comply with the following procedure before any termination or amendment to the Plan is effective:

a.                                       The Plan may only be modified or terminated by a written amendment that is authorized by Symbion.

b.                                      Symbion’s authorization of the amendment must be evidenced by one of the following: (1) a resolution of the board of directors; (2) execution of the amendment by the chief executive officer, president or secretary; or (3) ratification of the amendment by either a resolution of the board of directors or written confirmation of ratification by the chief executive officer, president or secretary.

c.                                       Notice of the amendment must be provided to the Administrator.

d.                                      Notice of the amendment must be provided to all Eligible Employees at least 30 days prior to the effective date of the amendment.

Oral amendments and modifications of this Plan are not effective. All amendments and modifications must be in writing and signed as provided above to be effective.

SECTION 10.   Additional Information

These Benefits are paid out of the general assets of Symbion. No particular fund or trust has been established to pay these Benefits, and this Plan does not give you any rights to any particular assets of Symbion.

Cash amounts paid under a severance plan is generally considered taxable income to the recipient.

SECTION 11.   What Are My Rights Under ERISA?

As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants shall be entitled to:

(a)                                  Examine, without charge, at the office of the Plan Administrator and at other specified locations, all Plan documents, including insurance contracts, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions, and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(b)                                 Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

(c)                              Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and Beneficiaries. No one, including your Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Benefit under this Plan or from exercising your rights under ERISA.

If your claim for a Benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to obtain copies of documents relating to the decision without charge and the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 12.   Summary of Plan Information

Name of Plan:  Symbion, Inc. Executive Change in Control Severance Plan

Name and Address of Company:

Symbion, Inc.

40 Burton Hills Boulevard

Suite 500

Nashville, Tennessee 37212

Who Pays for the Plan:	The cost of the Plan is paid entirely by Symbion.

Company’s Employer Identification No.:	62-1625480

Plan Year:	January 1 to December 31

Plan Administrator, Name, Address and Telephone No.:

Richard Francis, Chief Executive Officer

Symbion, Inc.

40 Burton Hills Boulevard, Suite 500

Nashville, Tennessee 37212

(615) 234-5900

Agent for Service of Legal Process:	Chief executive officer or the Plan Administrator.

IN WITNESS WHEREOF, Symbion, Inc., acting through the undersigned authorized representative, has executed this Plan as of the day and year written above.

SYMBION, INC.

By:	/s/ Richard E. Francis, Jr.

Its:	Chairman and Chief Executive Officer